ENTERCOM COMMUNICATIONS ANNOUNCES AMENDMENT OF ITS CREDIT AGREEMENT
PHILADELPHIA, PA – July 20, 2020 – Entercom Communications Corp. (NYSE: ETM) announced today that it entered into an agreement to amend the financial covenants and other provisions under its Credit Agreement solely for the benefit of its revolver lenders (the “Amendment”). During the covenant relief period, which extends through December 31, 2021, unless terminated earlier by Entercom, the Amendment:

•Provides for a covenant holiday for the quarters ending September 30, 2020 and December 31, 2020
•Recommences covenant testing beginning March 31, 2021 and modifies the definition of Consolidated EBITDA by setting fixed amounts for the quarters ending June 30, 2020, September 30, 2020 and December 31, 2020. These fixed amounts are the amounts previously reported by Entercom to its lenders for the quarters ending June 30, 2019, September 30, 2019 and December 31, 2019, respectively.
•Increases the interest rate applicable to the 2024 Revolving Credit Loans by 25 bps
•Adds a new minimum liquidity covenant of $75 million
•Limits the Company’s ability to issue additional 1st lien debt to $200 million
•Imposes other restrictions, including certain limitations on making restricted payments, redeeming notes and entering into certain sale and lease-back transactions
•Provides that these amendment provisions fall away at the end of the covenant relief period (e.g., the interest rate applicable to the 2024 Revolving Credit Loans reverts back to the prior applicable margin)

The foregoing summary of the Amendment does not purport to be complete. A copy of the full Amendment is filed with the Company’s Current Report on Form 8-K, dated today, as Exhibit 10.1.

“We are pleased to announce this credit facility amendment, which addresses the significant impact that COVID-19 has had on the economy and our advertising revenues,” said David J. Field, Chairman, President and Chief Executive Officer, Entercom. “As previously announced, we have taken a number of actions to reduce costs and enhance our business model to both weather the storm and emerge stronger. We ended the second quarter in a strong liquidity position with $208 million of cash on-hand, up from $189 million at the end of March. During the 2nd quarter, we saw sequential month over month improvement in our revenue performance from April and we see the same pattern of month over month improvement in our pacing data for the 3rd quarter. Entercom is well positioned to fully participate in the recovery and the attractive growth opportunities in the audio space, with strong leadership positions in broadcast radio and podcasting, the fastest growing digital audio platform, unparalleled leadership in news and sports, and strong data and analytics capabilities. We will provide further comments on our performance and the outlook for the 3rd quarter during our 2nd quarter earnings call on August 7th.”

INVESTOR CONTACT:
Joseph Jaffoni, Jennifer Neuman, Norberto Aja
JCIR
212-835-8500
etm@jcir.com

MEDIA CONTACT:
Esther-Mireya Tejeda
Entercom
212-649-9686
Esther-Mireya.Tejeda@Entercom.com
@EntercomPR

Note Regarding Forward-Looking Statements
The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission's Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms S-4, 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflect adjustments and are presented for comparative purposes only and do not purport to be indicative of what has occurred or indicative of future operating results or financial position. Accordingly, the Company’s actual performance may differ materially from those stated or implied herein. The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

About Entercom Communications Corp.
Entercom Communications Corp. (NYSE: ETM) is a leading audio and entertainment company engaging over 170 million consumers each month through its iconic broadcast brands, expansive digital platform, premium podcast network and live events and experiences. With presence in every major U.S. market, and accessible on every device, Entercom delivers the industry’s most compelling live and on-demand content and experiences from voices and influencers its communities trust and love. The company’s robust portfolio of assets and integrated solutions offer advertisers today’s most engaged audiences through targeted reach, brand amplification and local activation—all at national scale. Entercom is the unrivaled leader in local radio sports and news and the #1 creator of live, original local audio content in the U.S. Learn more at www.entercom.com, Facebook and Twitter (@Entercom).
###